Exhibit 99.1

NEWS RELEASE

Aethon Energy to Acquire Tellurian Integrated Upstream Assets

Enters into Heads of Agreement for Two mtpa of LNG from Driftwood LNG

HOUSTON and DALLAS, TX – (BUSINESS WIRE) May 29, 2024 – Tellurian Inc. (NYSE American: TELL) and Aethon Energy Management LLC (Aethon) announced an agreement for Aethon to acquire Tellurian’s integrated upstream assets for $260 million, alongside a Heads of Agreement for Aethon to purchase two million tons per annum (mtpa) of liquified natural gas (LNG) from Tellurian’s Driftwood LNG plant.

The assets will expand Aethon’s footprint in the Louisiana Haynesville and Bossier shale basins with approximately 31,000 net acres, including gathering and treating systems that have capacity for up to 100 million cubic feet per day (MMcf/d) that will bring Aethon’s pro forma gathering and treating capacity to over 3 Bcf/d across its assets.

The Heads of Agreement contemplates the parties negotiating a 20-year offtake agreement which would be indexed to Henry Hub plus a liquefaction fee, with appropriate credit support, to provide the basis for project financing of Driftwood LNG. Aethon will continue to explore additional opportunities to bring value to Driftwood LNG following the transaction.

The transaction is expected to close during the second quarter of 2024, and Tellurian will use the proceeds to reduce borrowings and for general corporate purposes.

Tellurian Executive Chairman Martin Houston said, “Today’s agreements with Aethon take us several steps closer to developing the Driftwood LNG project, for which Aethon is a vital partner. The offtake agreement for two mtpa provides the foundation to accelerate Driftwood and demonstrates that we have successfully aligned our commercial offerings to meet the needs of potential customers.  For Tellurian, the proceeds from the sale of our upstream assets allow us to retire senior secured notes and strengthen our balance sheet for the long term. This is an important moment for our company, as Tellurian continues to make progress against our strategic plan.”

“The expanding scale of our vertically integrated business continues to deliver capital efficiency and industry-leading margins as we work to accelerate the role of natural gas in the broader energy transition,” said Aethon Energy Chief Executive Officer Albert Huddleston. “This Fund II and Fund III acquisition provides complementary growth opportunities alongside our extensive upstream and midstream footprint in the Haynesville with more than 20 years of existing inventory life. Our partnership with Tellurian will provide our downstream LNG customers with the lowest methane emission intensity in North America.”

Lazard served as financial advisor to Tellurian in this transaction, and Akin Gump served as legal counsel. Gibson Dunn provided legal counsel for Aethon.

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About Tellurian Inc.

Tellurian intends to create value for shareholders by building a low-cost, global natural gas business, profitably delivering natural gas to customers worldwide. Tellurian is developing a portfolio of natural gas production, LNG marketing and trading, and infrastructure that includes an ~ 27.6 mtpa LNG export facility and an associated pipeline. Tellurian is based in Houston, Texas, and its common stock is listed on the NYSE American under the symbol “TELL”. For more information, please visit www.tellurianinc.com.

Follow us on Twitter at twitter.com/TellurianLNG

About Aethon Energy Management

Aethon Energy Management is a private investment firm and registered investment adviser that manages closed-end funds focused on acquiring, operating, and developing onshore energy resources across North America. Headquartered in Dallas, TX, Aethon has deployed more than $9 billion over a 34-year track record while generating attractive returns for its fund investors across multiple commodity price cycles. Aethon’s vertically integrated strategy provides capital efficient growth, combined with disciplined risk management to support cash flow assurance. Today, Aethon is a leading, low-emission operator and one of the largest private natural gas producers and suppliers to LNG facilities in the U.S., including more than 1,700 miles of midstream infrastructure. Please visit www.AethonEnergy.com for more information.

CAUTIONARY INFORMATION ABOUT FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of U.S. federal securities laws. The words “anticipate,” “assume,” “believe,” “budget,” “estimate,” “expect,” “forecast,” “initial,” “intend,” “may,” “plan,” “potential,” “project,” “proposed,” “should,” “will,” “would,” and similar expressions are intended to identify forward- looking statements. Forward-looking statements herein relate to, among other things, the capacity, timing, and other aspects of the Driftwood LNG project, the closing and final purchase price of, and the use of net proceeds from, the upstream sale, the entry into and final terms of a definitive offtake agreement, and other strategic, development, and financing activities. These statements involve a number of known and unknown risks, which may cause actual results to differ materially from expectations expressed or implied in the forward-looking statements. These risks include the matters discussed in Item 1A of Part I of the Annual Report on Form 10-K of Tellurian for the fiscal year ended December 31, 2023, filed by Tellurian with the Securities and Exchange Commission (the SEC) on February 23, 2024, and other Tellurian filings with the SEC, all of which are incorporated by reference herein. There can be no assurance that the transactions referenced in this press release will be completed. The forward-looking statements in this press release speak as of the date of this release. Although Tellurian may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so except as required by securities laws.

For more information, please contact:

Tellurian

Matt Phillips

Phone: +1 (832) 320-9331

Email: Matthew.phillips@tellurianinc.com

Aethon Energy

Clayton McGratty
Phone +1 (214) 356-7959
Email: cmcgratty@aethonenergy.com